Exhibit 10.3

10X FUND, L.P.

1099 Forest Lake Terrace

Niceville, Florida 32578

August 11, 2010

Pro-Pharmaceuticals, Inc.

7 Wells Avenue

Newton, MA 02459

Re:	Securities Purchase Agreement dated February 12, 2009 (the “Securities Purchase
Agreement”) by and between 10X Fund, L.P. (the “Fund”) and Pro-Pharmaceuticals, Inc.
(the “Company”), as amended on August 11, 2009 and February 11, 2010

Dear Sirs:

I am writing to confirm that the Fund and the Company have agreed to the following in relation to the Securities Purchase Agreement:

(1)	The definition for “Series B-1 Redemption Date” contained in Section 1 of the Certificate of Designation of Preferences, Rights and Limitations for the Series B-1 Convertible Preferred Stock (the “Certificate of Designation”) shall be amended to provide that such date will be July 15, 2011.

(2)	The definition for “Series B-2 Redemption Date” contained in Section 1 of the Certificate of Designation shall be amended to provide that such date will be two years after the Original Issue Date of the Series B-2 Convertible Preferred Stock or July 15, 2011, whichever is later.

In order to implement the agreements in Paragraph (1) and (2) above, the Company shall file the attached amendment to Certificate of Designation. This letter represents the entire agreement of the parties with respect to the subject matter of this letter. Nothing hereby shall be deemed to modify, amend, or waive any provision of the Securities Purchase Agreement, or any documents or securities executed or issued pursuant thereto, except to the extent specifically stated herein. Please confirm that the Company has agreed to the terms set forth in this letter by executing and returning a copy of this letter to me.

Very truly yours,

10X FUND, L.P., a Delaware limited partnership

By: 10X CAPITAL MANAGEMENT, LLC, a Florida limited liability company

/s/ Rod D. Martin
By:	Rod D. Martin, Manager

ACCEPTED AND AGREED TO:

PRO-PHARMACEUTICALS, INC.

/s/ Anthony D. Squeglia
By: Anthony D. Squeglia
Its: Chief Financial Officer

PRO-PHARMACEUTICALS, INC.

CERTIFICATE OF AMENDMENT NO. 3 TO CERTIFICATE OF

DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B-1 CONVERTIBLE PREFERRED STOCK

AND

SERIES B-2 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE

NEVADA GENERAL CORPORATION LAW

The undersigned, Maureen Foley, does hereby certify that:

1. She is the Chief Operating Officer and Corporate Secretary of Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Corporation”).

2. The Corporation is authorized to issue 20,000,000 shares of undesignated stock, par value $0.01 per share, of which 900,000 have been designated for issuance as Series B-1 Convertible Preferred Stock, and 2,100,000 have been designated for issuance as Series B-2 Convertible Preferred Stock (collectively, the “Series B Preferred Stock”).

3. On August 12, 2010, the Board of Directors of the Corporation approved the amendments to the Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock (the “Certificate of Designation”) enumerated below in Section 6.

4. As of August 12, 2010, there were 900,000 shares of Series B-1 Convertible Preferred Stock outstanding, all of which voted to approve the following amendments, and 2,100,000 shares of Series B-2 Convertible Preferred Stock outstanding, all of which voted to approve the following amendments.

5. There is no class or series of stock which is senior to the Series B Preferred Stock as to the payment of distributions upon dissolution of the Corporation, and therefore the approval of any other class or series of stock of the Corporation to the amendments to the Certificate of Designation is not required pursuant to NRS 78.1955(3).

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6. The Certificate of Designation is hereby amended in the following manner:

(a) Section 1 of the Certificate of Designation is hereby amended to replace the following definitions, which shall read in their entirety as follows:

“Series B-1 Redemption Date” means July 15, 2011.

“Series B-2 Redemption Date” means the date that is two years after the Original Issue Date of the Series B-2 Preferred or July 15, 2011, whichever is later.

(b) Exhibit A to the Certificate of Designation is hereby deleted, and the document attached hereto as Exhibit A shall henceforth be Exhibit A to the Certificate of Designation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 12th day of August, 2010.

/s/ Maureen Foley

Name: Maureen Foley

Title: Chief Operating Officer and Corporate Secretary

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EXHIBIT A

PROMISSORY NOTE

FOR VALUE RECEIVED, Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Maker”), promises to pay to the order of 10X Fund, L.P., a Delaware limited partnership (the “Holder”), or any subsequent Holder, the Redemption Amount that is outstanding from time to time with interest at the rate of 15% per annum, compounded monthly. All principal and accrued interest on this Note shall be payable on the Maturity Date (as hereinafter defined), and until the Maturity Date the Maker shall make quarterly payments of interest, which shall be due on the first day of each calendar quarter, commencing with the first day of the first calendar quarter occuring after the Effective Date of this Note. This Note shall mature on the later to occur of (a) one (1) year after the Effective Date of this Note, or (b) the last Series B-2 Redemption Date to occur with respect to any issue of Series B-2 Convertible Preferred Stock of the Maker. This Note amends and restates the promissory note between the Maker and the Holder dated February 9, 2009.

The “Redemption Amount” shall mean any amount the Maker is required to pay the Holder upon any redemption of Preferred Stock by the due date for payment thereof pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock of the Maker, as filed with the Secretary of State of Nevada (the “Certificate of Designation”).

“Series B-2 Redemption Date” shall have the meaning it is defined to have in the Certificate of Designation.

The “Effective Date” shall mean the date this Note is released from escrow to the Holder pursuant to Section 7(d) of the Certificate of Designation.

In the event any quarterly interest payment is not made within five (5) days of its due date, the Maker shall pay a late charge of five (5%) percent of the amount of the payment, provided that only one (1) such late charge may be collected on any particular payment however long that payment shall remain past due. Upon acceleration of the unpaid principal balance pursuant to this Note, all amounts due under the Note will bear interest at 18% per annum until paid in full. In the event of default on the part of the Maker hereunder, whether by a failure to make a quarterly interest payment or a failure to pay all principal and accrued interest hereunder after demand by the Holder, the unpaid principal shall bear interest at the rate of fifteen percent (l8%) per annum from the date of such default until such default is cured.

Maker may prepay any principal amount of this Note in part or whole without premium or penalty upon thirty (30) days prior written notice to the Holder. Any prepayment shall be applied first to accrued interest and the balance to reduction of the outstanding principal. Any such prepayments shall not postpone the due date of any subsequent quarterly payments nor change the amount of such payments unless otherwise agreed to in writing by Holder.

Principal and interest payments are payable at 1099 Forest Lake Terrace, Niceville, FL 32578, or at such other address that Holder may designate.

If from any circumstances whatsoever fulfillment of any provision of this Note at the time performance of such provision shall be due shall involve transcending the limit prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, so that in no event shall any exaction be possible under this Note or under any other instrument evidencing or securing the indebtedness evidenced hereby, that is in excess of the current limit of such validity, but such obligation shall be fulfilled to the limit of such validity.

Presentment for payment, demand, protest and notice of demand, notice of dishonor and notice of nonpayment and all other notices are hereby waived by Maker. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past due installment, or indulgences granted from time to time shall be construed (1) as a novation of this Note or as a restatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of the Holder thereafter to insist upon strict compliance with the terms of this Note, or (2) to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable law; and Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of the Maker under this Note, either in whole or in part, unless the Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

Maker hereby waives and renounces for itself, its heirs, successors and assigns, all rights to the benefits of any statute of limitations, any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement and exemption now provided, or which may hereafter by provided, by the Constitution and laws of the United States of America and of the State of Massachusetts or Delaware, against the enforcement and collection of the obligations evidenced by this Note except as described above.

This Note shall be convertible at the office of Maker, and at such other place or places, if any, as the Board of Directors of the Maker may designate, into fully paid and non-assessable shares (calculated as to each conversion to the nearest l/100th of a share) of Common Stock of the Maker. The number of shares of Common Stock issuable upon conversion of this Note shall be equal to the amount of principle and interest for which a notice of conversion is sent divided by the Conversion Price in effect at the time of conversion determined as hereinafter provided. The price at which shares of Common Stock shall be delivered upon conversion (the “Conversion Price”) shall be initially fifty cents ($0.50) per share of Common Stock; provided, however, that such Conversion Price shall be subject to adjustment from time to time in certain instances as hereinafter provided. No payment or adjustment shall be made in respect of dividends previously declared and paid on the Common Stock upon conversion of part, or all, of this Note into shares of Common Stock. If the Maker elects to prepay part or all of this Note, such right of conversion shall cease and terminate, as to the portion designated for prepayment, at the close of business on the prepayment date, unless the Maker defaults in the prepayment. No fractional shares of Common Stock will be issued, and instead the number of shares of Common Stock to be issued on conversion of this Note will, to the extent necessary, be rounded up to the nearest whole number of shares.

Before the Holder of this Note shall be entitled to convert the same into Common Stock, the Holder shall surrender this Note to the Maker, duly endorsed to the Maker or in blank, at the office of the Maker or at such other place or places, if any, as the Board of Directors of the Maker has designated, and shall give written notice to the Maker at said office or place that it elects to convert the same and shall state in writing therein the name or names (with addresses) in which it wishes the certificate or certificates for Common Stock to be issued. The Maker will, as soon as practicable thereafter, issue and deliver at said office or place to such Holder, or to its nominee or nominees, certificates for the number of full shares of Common Stock to which it shall be entitled as aforesaid. This Note shall be deemed to have been converted, as of the close of business, on the date of the surrender of the Note for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of the close of business on such date. In the event part or all of this Note is presented for conversion, the Holder of this Note will be entitled to receive all interest on this Note which has accrued to the date of conversion on that portion of the Note which is converted, which interest will, at the Holder’s election, be payable on the next regularly scheduled interest payment date on this Note or converted into shares of Common Stock.

The Conversion Price in effect at any time shall be subject to adjustment as follows:

(i) In case the Maker shall (A) pays a dividend in shares or Common Stock or Common Stock Equivalents (other than any shares of Common Stock issued by the Maker in satisfaction of dividends due on its Series A 12% Convertible Preferred Stock or its Series B-1 or B-2 Convertible Preferred Stock), (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Maker is the continuing corporation) any shares of its capital stock, the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that if this Note is surrendered for conversion after such time, the Holder shall be entitled to receive the kind and amount of shares of Common Stock which it would have owned or have been entitled to receive had this Note been converted immediately prior to such time. Such adjustment shall be made successively whenever any event listed above shall occur.

(ii) In case the Maker shall distribute to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Maker is the continuing corporation) evidences of its indebtedness or assets (excluding dividends or other distributions paid out of earned surplus), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on the date fixed for such determination less the fair market value (as determined by the Board of Directors of the Maker, whose determination shall be conclusive and described in a Board Resolution of the Maker filed with the Transfer Agent) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price per share of the Common Stock on the date fixed for such determination, such adjustment to become effective immediately prior to the opening of business of the day following the date fixed for the determination of stockholders entitled to receive such distribution.

(iii) For the purpose of any computation under paragraph (ii) above, the “Current Market Price” on any date shall be deemed to be, for such date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market (other than the OTC Bulletin Board or Pink Sheets), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time); (b) if the Common Stock is then listed or quoted on the OTC Bulletin Board, the average of the high and low price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on a Trading Market (other than the Pink Sheets) and if prices for the Common Stock are then reported in the Pink Sheets published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) if the Common Stock is not then listed or quoted on a Trading Market, the book value of the Common Stock as determined from an unaudited balance sheet of the Maker prepared according to generally accepted accounting principles as of a date which is 90 days preceding the relevant date. A “Trading Market” means any one of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the OTC Bulletin Board, or “Pink Sheets.”

(i) All calculations required for any adjustment to the Conversion Price hereunder shall be made to the nearest cent or the nearest l/100th of a share, as the case may be.

(ii) In case of any consolidation or merger of the Maker with or into any other corporation (other than a consolidation or merger in which the Maker is the continuing corporation), or in case of any sale or transfer of all or substantially all of the assets of the Maker, the Holder of this Note shall after such consolidation, merger, sale or transfer have the right to convert this Note into the kind and amount of shares of stock and other securities and property which such holder would have been entitled to receive upon such consolidation, merger, sale or transfer if he had held the Common Stock issuable upon the conversion of this Note immediately prior to such consolidation, merger, sale or transfer.

(iii) In the event that at any time, as a result of an adjustment made pursuant to paragraph (i) above, the holder of this Note surrendered for conversion shall become entitled to receive any securities other than shares of Common Stock, thereafter the amount of such other securities so receivable upon conversion of this Note shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs (i) to (v), inclusive, above, and the provisions of this paragraph with respect to the Common Stock shall apply on like terms to any such other securities.

(iv) No adjustment in the Conversion Price shall be required unless such adjustment would require a change of at least l% in such price; provided, however, that any adjustments which by reason of this paragraph (viii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

Whenever the Conversion Price is adjustable as herein provided, the Maker shall notify the Holder of this Note of the change in the Conversion Price within 30 days of any such change.

The Maker will at all times reserve, keep available and be prepared to issue, free from any preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversion of this Note, the full number of shares of Common Stock then issuable upon the conversion of all outstanding Notes. The Maker shall from time to time, in accordance with the laws of the State of Delaware, endeavor to amend its Articles of Incorporation to increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall be not sufficient to permit the conversion of this Note and all other securities of the Maker which are convertible into Common Stock. The Maker shall, if any shares of Common Stock required to be reserved for issuance upon conversion of this Note pursuant to this paragraph require registration with or approval of any governmental authority under any Federal or state law before such shares may be issued upon such conversion, endeavor to cause such shares to be so registered or approved as expeditiously as possible.

The Maker will pay any and all transfer taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of this Note pursuant hereto. The Maker shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or transfer and delivery of shares of Common Stock in a name other than that in which this Note so converted was originally issued, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Maker the amount of any such tax or has established to the satisfaction of the Maker that such tax has been paid.

In the event this Note is collected by or through an attorney or by the order of a court of competent jurisdiction, all cost of collection, including but not limited to court costs and reasonable attorneys’ fees, shall be paid by Maker. This Note is to be construed and enforced according to the laws of the State of Delaware.

PRO-PHARMACEUTICALS, INC.

Witness	By: Anthony Squeglia
Its: Chief Financial Officer

Date: August 12, 2010

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